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EXHIBIT 99(1)

BYL Bancorp Announces Termination of November 1, 2000
Agreement and Plan of Reorganization With PBOC Holdings, Inc.

    ORANGE, Calif., May 2 /PRNewswire/—BYL Bancorp ("BYL") (Nasdaq: BOYL), the holding company for BYL Bank Group (the "Bank"), announced today that after the close of market on May 2, 2001, a letter was received from PBOC Holdings, Inc. ("PBOC"), stating that pursuant to the terms of that certain Agreement and Plan of Reorganization between the Bank and PBOC dated November 1, 2000 (the "Agreement"), the Agreement was being terminated because regulatory approval from the Office of Thrift Supervision had not yet been received by May 1, 2001.

    BYL Bancorp has been informed that FBOP Corporation, a bank holding company located in Oak Park, Illinois, completed its acquisition of PBOC on April 30, 2001.

    The Board of Directors is examining the ramifications of this letter and intends to consider all of its available strategic options with the goal of maximizing shareholder value.

    BYL Bancorp is a California corporation headquartered in Orange, California whose principal operating subsidiary is BYL Bank Group ("BYL"). BYL's primary market area is Orange and Riverside Counties, California in which it operates seven full-service banking centers and two division loan origination offices. BYL's specialized Mortgage and SBA loan origination divisions operate under the name of Bank of Yorba Linda, a division of BYL Bank Group. BYL specializes in originating and selling residential real estate loans and commercial real estate loans and SBA guaranteed loans. The shares of common stock of BYL Bancorp trade on the NASAQ National Market System under the symbol "BOYL".

    This release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's publicly available Securities and Exchange Commission filings including its reports Forms on 10-K and 10-Q. Additional information summarizing segment operations for BYL Bank Group is available upon request. Contact Carole Biniasz, VP/Cashier at (714) 685-1395 or write to BYL Bancorp, 1875 N. Tustin Street, Orange, California 92865.

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  EXHIBIT 99(1)
BYL Bancorp Announces Termination of November 1, 2000 Agreement and Plan of Reorganization With PBOC Holdings, Inc.